Exhibit 99.1

ARIAD Announces Start of Phase 2 Clinical Study of Oral Deforolimus in Patients with Advanced Endometrial Cancer

Second Phase 2 clinical trial underway this quarter to evaluate oral deforolimus

CAMBRIDGE, Mass.--(BUSINESS WIRE)--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the initiation of a randomized, multi-center, Phase 2 clinical trial to evaluate the safety and efficacy of oral deforolimus, its investigational mTOR inhibitor, in patients with advanced endometrial cancer. In collaboration with Merck & Co. Inc., deforolimus is currently being studied in multiple clinical trials, both alone and in combination with other therapies, in patients with several different types of cancer. Under terms of the agreement, ARIAD will receive a $2.5 million milestone payment from Merck upon treating the first patient in this clinical study.

The clinical trial will compare single-agent oral deforolimus to progestin in patients with metastatic or recurrent endometrial cancer following first line chemotherapy. The primary endpoint for the study is progression-free survival. Overall survival and response rate will be evaluated as secondary endpoints. This is the second Phase 2 clinical trial to begin this quarter examining the safety and efficacy of oral deforolimus in patients with different solid tumors.

“We have Phase 2 data on the intravenous form of deforolimus in endometrial cancer and are pleased to now examine the potential of this drug candidate in its oral form in similar patients with this cancer,” stated Pierre F. Dodion, senior vice president and chief medical officer of ARIAD. “There is significant unmet medical need for the effective treatment of patients with endometrial cancer, and this controlled clinical study is designed to help inform us of the potential impact of oral deforolimus on patients with this difficult-to-treat cancer.”

The clinical trial will enroll 150 patients at approximately 50 sites including medical centers in North America, Europe, Asia and Australia. Patients will be randomized (1:1) to oral deforolimus or progestin, a commonly accepted treatment in patients with endometrial cancer. Enrollment in the trial is expected to be completed by the second half of 2009.

“With the start of this trial, we now have begun enrollment in two Phase 2 clinical trials of oral deforolimus this quarter,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “The start of this study is another important milestone for deforolimus and for the joint development program with Merck. We are committed to completing these clinical trials as quickly as possible facilitating the potential development of deforolimus in multiple cancer indications.”

ARIAD announced the initiation last month of a Phase 2 clinical trial of deforolimus in patients with advanced breast cancer.

For more information about clinical trials evaluating deforolimus, or to find a trial site close to you, patients and physicians should call the US toll-free number 1-877-621-2302 or the international number 1-617-621-2302, or email us at ClinicalTrials@ariad.com. Additional information can also be found at www.ClinicalTrials.gov.

About Endometrial Cancer

Endometrial cancer, which develops from the inner lining of the uterus, is the most common cancer found in the female reproductive system.

According to the American Cancer Society, about 40,100 new cases of endometrial cancer will be diagnosed in the United States and approximately 7,470 women will die from this disease in 2008. Prognosis for patients is primarily based on the time of diagnosis relative to the stage of the cancer. Initial treatment consists of surgery alone, or in combination with radiation, chemotherapy and/or hormonal therapy. For those women with disease progression, chemotherapy is the only currently available treatment option, and limited benefit has been seen in such cases, emphasizing the need for new therapies.

About Deforolimus

ARIAD's lead product candidate, deforolimus, is a novel rapamycin analog that specifically and potently inhibits mTOR, a downstream activator of the PI3K/Akt and nutrient sensing pathways. The mTOR protein acts as a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. Multiple Phase 1 and 2 clinical trials of deforolimus in solid tumors and hematologic cancers have completed patient enrollment. The global Phase 3 SUCCEED trial of oral deforolimus in metastatic soft-tissue and bone sarcomas is based on a Special Protocol Assessment agreed upon by the U.S. Food and Drug Administration. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, an investigational mTOR inhibitor, in patients with cancer.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Edward M. Fitzgerald, 617-621-2345
or
Sheryl Seapy, 949-608-0841